Exhibit 2.2(c)

                                 AGREEMENT OF MERGER

                    Agreement of Merger made as of this 1st day of April, 1996, between J. & B. Management Corp., a New Jersey corporation, hereinafter called the First Company and Grand Court Lifestyles, Inc., a Delaware corporation, hereinafter called the Second Company.

                    WHEREAS, the First Company has an authorized capital stock consisting of 200 shares, of which 20 shares have been duly issued and are now outstanding, and

                    WHEREAS, the Second Company has an authorized capital stock consisting of 10,000 shares of common stock, par value $.10 per share, of which 3,000 shares have been duly issued and are now outstanding, and

                    WHEREAS, the Board of Directors of the First Company and the Second Company, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that the First Company merge with the Second Company under and pursuant to the provisions of the New Jersey Business Corporation Act and of the General Corporation Law of the State of Delaware in a transaction structured to qualify as a reorganization as described in section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                    WHEREAS, this merger and related mergers are being undertaken in connection with the transactions contemplated by the related "Consolidation Agreement," which transactions are intended to qualify under Code section 351; and

                    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

               1. MERGER. The First Company shall be and it hereby is merged into the Second Company.

               2. EFFECTIVE DATE. This Agreement of Merger shall become effective immediately upon compliance with the laws of the States of New Jersey and Delaware, the time of such effectiveness being hereinafter called the Effective Date.

               3. SURVIVING CORPORATION. The Second Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of the First Company shall cease forthwith upon the Effective Date.

               4. AUTHORIZED CAPITAL. The authorized capital stock of the Second Company following the Effective Date shall be 10000 shares of Common Stock, par value $.10 per share, unless and until the same shall be changed in accordance with the laws of the State of Delaware.

               5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation set forth as Appendix A hereto shall be the Certificate of Incorporation of the Second Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any shareholder or director or officer of the Second Company or upon any other persons whosoever are subject to the reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of the Second Company separate and apart from this Agreement of Merger and may be separately certified as the Certificate of Incorporation of the Second Company.

               6. BYLAWS. The Bylaws of the Second Company as they exist on the effective date shall be the Bylaws of the Second Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

               7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Second Company immediately after the effective time of the merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of the Second Company immediately prior to the effective time of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

               8. FURTHER ASSURANCE OF TITLE. If at any time the Second Company shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to the Second Company any right, title, or interest of the First Company held immediately prior to the Effective Date, the First Company and its proper officers and directors shall and will execute and deliver all such acknowledgements or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in the Second Company as shall be necessary to carry out the purposes of this Agreement of Merger, and the Second Company and the proper officers and directors thereof are fully authorized to take any and all such action in the name of the First Company or otherwise.

               9. RETIREMENT OF ORGANIZATION STOCK. Forthwith upon the Effective Date, each of the 3,000 shares of the Common Stock of the Second Company presently issued and outstanding shall be retired, and no shares of Common Stock or other securities of the Second Company shall be issued in respect thereof.

               10. CONVERSION OF OUTSTANDING STOCK. Forthwith upon the Effective Date, each of the issued and outstanding shares of Common Stock of the First Company and all rights in respect thereof shall be converted into one full paid and nonassessable share of Common Stock of the Second Company, and each certificate nominally representing shares of Common Stock of the First Company shall for all purposes be deemed to evidence the ownership of a like number of shares of Common Stock of the Second Company. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of Common Stock in the Second Company but, as certificates nominally representing shares of Common Stock of the First Company are surrendered for transfer, the Second Company will cause to be issued certificates representing shares of Common Stock of the Second Company, and, at any time upon surrender by any holder of certificates nominally representing shares of Common Stock of the First Company, the Second Company will cause to be issued therefor certificates for a like number of shares of Common Stock of the Second Company.

               11. RIGHTS AND LIABILITIES OF SECOND COMPANY. At and after the effective time of the merger, the Second Company shall succeed to and possess, without further act or deed, all of the estate rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed of each of the parties hereto; all debts due to the First Company or whatever account shall be vested in the Second Company; all claims, demands, property rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of the Second Company as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in the First Company shall not revert or be in any way impaired by reason of the merger, but shall be vested in the Second Company; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the merger; all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to the Second Company and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it; and the Second Company shall indemnify and hold harmless the shareholders, officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

               12. SERVICE OF PROCESS ON SECOND COMPANY. The Second Company agrees that it may be served with process in the State of New Jersey in any proceeding for enforcement of any obligation of the First Company as well as for the enforcement of any obligations of the Second Company arising from the merger, including any suit or other proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of Section 14A:10-7 of the New Jersey Business Corporation Act.

               13. TERMINATION. This Agreement of Merger may be terminated and abandoned by action of the Board of Directors of the First Company at any time prior to the Effective Date, whether before or after approval by the shareholders of the two corporate parties hereto.

               14. PLAN OF REORGANIZATION. This Agreement of Merger constitutes a Plan of Reorganization for all purposes, including but not limited to the Code, to be carried out in the manner, on the terms and subject to the conditions herein set forth.

                    IN WITNESS WHEREOF each of the corporate parties

          hereto, pursuant to authority duly granted by the Board of

          Directors, has caused this Agreement of Merger to be executed by

          John Luciani, its President and attested by Bernard M. Rodin, its

          Secretary and its corporate seal to be hereunto affixed.



          ATTEST:                            First Company

           /s/ Bernard M. Rodin             BY:  /s/ John Luciani
          ---------------------------           ------------------------
                  Secretary


          Corporate Seal

          ATTEST:                            Second Company


           /s/ Bernard M. Rodin              BY:  /s/ John Luciani
          ---------------------------            -----------------------
                  Secretary


          (Corporate Seal)

                             CERTIFICATE OF THE SECRETARY
                                          OF
                             GRAND COURT LIFESTYLES, INC.


               I, Bernard M. Rodin, the Secretary of Grand Court Lifestyles, Inc., hereby certify that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of the corporation by the President and Secretary under the corporate seal of said corporation, was duly approved and adopted by unanimous written consent of the stockholders of Grand Court Lifestyles, Inc. held on April 1, 1996 by the holders of a majority of the outstanding stock entitled to vote thereon.

               WITNESS my hand and seal of said Grand Court Lifestyles,
          Inc. this   day of May, 1996.


                                                      /s/ Bernard M. Rodin
          (SEAL)                                    ------------------------
                                                          Secretary